Exhibit (c)(3)

Project Wyoming Board Presentation August 2, 2006

Disclaimer Disclaimer This presentation, prepared by Greenhill & Co. for the use of the Special Committee of the Board of Directors of Reckson Associates Realty Corp., is for information only and may not be used for any purpose or disclosed to any other person without Greenhill’s prior written consent. These materials are not intended to be and do not constitute a recommendation to any person or entity regarding any potential transaction, as to whether to acquire or dispose of any securities of the company listed in the materials or any other person or with respect to any other matter. In preparing these analyses, Greenhill has relied on publicly available information and other information provided to it by Reckson Associates Realty Corp. and has assumed, without independent verification, the accuracy and completeness of all such information. Greenhill does not assume any responsibility or liability therefore. No representation or warranty, express or implied, is made in relation to the accuracy or completeness of the information presented herein or its suitability for any particular purpose. Greenhill has not conducted any evaluation or appraisal of any assets or liabilities of Reckson Associates Realty Corp. or any other person referred to in this presentation. Greenhill does not have any obligation to update the information in this presentation.

Table of Contents Executive Summary Transaction Overview Valuation Precedent Transactions – Capitalization Rates Comparable Company Multiples Standalone Company Valuation Summary Appendix Reckson Associates Realty Corp. A. B. C. D.

Executive Summary Executive Summary Reckson Associates Realty Corp. (“Reckson” or the “Company”) is a publicly traded REIT that specializes in acquiring, leasing, financing, managing and developing office properties in the New York City and surrounding tri-state areas Reckson was founded in 1956 and went public on the NYSE in June of 1995 Reckson has an equity market capitalization today of approximately $3.7 billion As of March 31, 2006, Reckson owned and operated (including through joint ventures) 94 properties Reckson has undertaken a sale process that has resulted in a proposed transaction where SL Green Realty Corp. (“SL Green”) will acquire the Company for a combination of shares of common stock of SL Green and cash. After (or simultaneously with) the consummation of the acquisition, the Company will sell certain assets including properties located in Long Island, Westchester and New Jersey (the “Management Assets”) to a group (the “Management Group”) led by Scott Rechler, Michael Maturo and Jason Barnett, members of the Company’s current management, for approximately $2.1 billion in cash Greenhill & Co., LLC (“Greenhill”) has been engaged by the Special Committee of Reckson to provide a fairness opinion regarding the Management Group’s $2.1 billion purchase of the Management Assets

Executive Summary Executive Summary Greenhill has been informed that a competitive sale process was undertaken which resulted in the current proposed transaction As has been represented to us, this competitive process involved approaching eight major potential buyers of Reckson, as well as responding to unsolicited inquiries from others Seven buyers ultimately signed confidentiality agreements and analyzed the Company. Two parties submitted actual bids All potential buyers were given the opportunity to purchase the entire Company and have been repeatedly approached to buy the Management Assets at the Management Group’s offer price Management Group’s proposal to purchase the Management Assets emerged only after no potential buyers expressed interest in purchasing the Management Assets at acceptable prices

Executive Summary Executive Summary Greenhill’s analysis seeks to determine whether the terms of the proposed sale of the Management Assets is fair to Reckson from a financial point of view, i.e., whether the value received is at least comparable to that which would have been received if the assets were to be sold to an unrelated third party Our analysis is based on property level NOI’s provided by management for 2007 and 2008, as well as corporate projections (from management) of the Management Assets as a standalone company (the “Standalone Company”) We have had the opportunity to question management regarding the operating and financial aspects of the Management Assets and their projected NOI We have relied on management’s numbers in our analysis. It has been represented to us by management that the NOI projections are from the Company budget which is used to derive the FFO guidance communicated to the public We have analyzed the capitalization rates for the Management Assets compared to recent major real estate company sales and have analyzed the value of the Standalone Company relative to other public companies we deem comparable

Reckson Associates Realty Corp. Table of Contents Executive Summary Transaction Overview Valuation Precedent Transactions – Capitalization Rates Comparable Company Multiples Standalone Company Valuation Summary Appendix  A. B. C. D.

Transaction Overview

Transaction Overview

Management Assets

The Management Assets consist of operating properties grouped into four buckets, land and other assets

Asset	Purchase Value	% of Total	NOI		Implied Cap Rate	
			2007E	2008E	2007E	2008E
Operating Properties						
Long Island	$873,480,000	41%	$63,187,103	$65,171,203	6.1%	6.3%
New Jersey	581,970,000	28%	34,659,588	43,219,446	6.0%	7.4%
Eastridge	266,060,000	13%	15,406,931	21,580,839	5.8%	8.1%
Australia LPT (25% Interest)	153,175,000	7%	11,086,673	11,632,793	7.2%	7.6%
Total Operating Properties	$1,874,685,000	89%	$114,340,295	$131,604,279	6.1%	7.0%
Land						
New Jersey	$78,789,039	4%				
Long Island	24,598,000	1%				
Total Land	$103,387,039	5%				
Other						
RSVP Joint Venture	$65,000,000	3%				
Long Island Notes	42,600,000	2%				
Management Company (Australia)	22,000,000	1%				
Capelli Related Notes	1,200,000	0%				
Total Other	$130,800,000	6%				
Total	$2,108,872,039	100%				

Note: Assumes that the Management Group is purchasing 100% of all the assets listed on this page

Greenhill | 8

Table of Contents Executive Summary Transaction Overview Valuation Precedent Transactions – Capitalization Rates Comparable Company Multiples Standalone Company Valuation Summary Appendix Reckson Associates Realty Corp. A. B. C. D.

Corporate Transaction Analysis – Broad Market By Sector in $ millions (except per share)Precedent Transactions – Capitalization Rates Source: Equity Research, Capital IQ and FactSet DateEV ofTransactionPrice perPremiumNominal Cap RateEconomic Cap RateNominal Cap RatesAnnouncedAcquirorTargetAcquiror TypeAcquirorValueConsiderationShare1 Day30 Days90 DaysHighLowHighLowOfficeJun-06Brookfield Properties & BlackstoneTrizec PropertiesPublic REIT / Private Equity$14,452$8,900Cash$29.0117.9%17.4%20.1%6.30%5.50%NANAMar-06The Blackstone GroupCarrAmerica RealtyPrivate EquityNA$5,600Cash$44.758.9%20.9%28.8%6.68%6.00%6.10%5.00%Feb-06LBA Realty LLCBedford Property InvestorsPrivate EquityNA$897Cash$27.1210.1%17.9%15.9%6.30%6.15%NANADec-05GE Real Estate / Trizec PropertiesArden Realty TrustPublic Company / Public REITNA$4,782Cash$47.251.2%2.0%24.2%6.60%5.50%NANAOct-05Brandywine Realty TrustPrentiss Properties TrustPublic REIT$3,147$3,551Cash / Stock$42.955.8%10.6%16.2%7.20%7.00%NANAJun-05DRA Advisors LLCCRT PropertiesPrivate EquityNA$1,800Cash$27.8015.4%20.3%25.5%NANANANAOffice Average9.9%14.9%21.8%6.62%6.03%6.10%5.00%ApartmentsDec-05Morgan Stanley Real EstateTown & Country TrustPrivate EquityNA$1,348Cash$39.6030.7%33.2%42.7%5.80%5.60%5.30%5.10%Oct-05Morgan Stanley Real EstateAMLI Residential PropertiesPrivate EquityNA$1,780Cash$37.7520.7%19.2%21.0%NANANANAJun-05ING ClarionGables Residential TrustPrivate EquityNA$2,625Cash$43.5014.1%18.8%26.3%5.80%5.00%NANAApartment Average21.8%23.7%30.0%5.80%5.30%5.30%5.10%RetailJul-06Kimco RealtyPan Pacific RetailPublic REIT$12,018$4,000Cash / Stock$70.000.0%2.5%5.3%6.30%6.00%NANAJul-06Centro PropertiesHeritage Property Investment TrustPublic Company (Australia)$5,338$3,200Cash$36.153.3%3.6%(5.6%)7.41%7.40%NANAAug-04General Growth PropertiesThe Rouse CompanyPublic REIT$18,250$12,600Cash$67.5032.2%35.8%59.7%5.60%5.30%4.50%4.50%IndustrialDec-05CalEast Industrial InvestorsCenterPoint Properties TrustPrivate RE CompanyNA$3,302Cash$50.009.7%12.7%15.6%4.20%3.90%NANAJun-05ProLogisCatellus Development CorpPublic REIT$8,923$4,780Cash or Stock$33.8115.6%22.1%17.5%NANA5.60%5.60%StorageMar-06Public StorageShurgard Storage CentersPublic REIT$12,551$5,199Stock$65.162.7%10.2%11.8%5.38%5.10%NANATotal Transaction Value$64,363Mean12.6%16.5%21.7%6.13%5.70%5.38%5.05%Total Public to Private Transaction Value$21,801Median10.1%17.9%20.1%6.30%5.55%5.45%5.05%Total Public to Public Transaction Value$42,563High32.2%35.8%59.7%7.41%7.40%6.10%5.60%% Public to Private33.9%Low0.0%2.0%(5.6%)4.20%3.90%4.50%4.50%% Public to Public66.1%Notes:Cap Rates represent estimates from equity research analystsBrookfiled Properties & Blackstone / Trizec deal split evenly between public to private and public to public transaction values

Precedent Transactions – Capitalization Rates

M&A Case Study – Office REIT

Brandywine Realty Trust Acquires Prentiss Properties Trust

In October 2005, Brandywine Realty Trust announced that it has agreed to acquire all of the shares of Prentiss Properties Trust in a transaction valued at approximately $3.3 billion

Prentiss Properties Trust – Company Overview

- Prentiss Properties (PP) owns, manages, leases, develops and builds primarily office properties in five major markets across the United States
- The Company's core markets include Metropolitan Washington D.C., Chicago / Suburban Detroit, Dallas / Fort Worth / Austin / Denver, Oakland / Silicon Valley and San Diego / Los Angeles
- PP's weighted average occupancy rate was 88% as of December 31, 2004
- The Company has high quality tenants including:
  - IBM
  - Kaiser Foundation
  - 7-11 Inc.
  - Northrop Grumman
  - BearingPoint Inc.
  - The United States Government
- PP had over three million buildable square feet of development assets at the time of the acquisition

Prentiss Properties Trust – Portfolio Summary

Geographic Breakdown of Total Base Rent


Southwest 34%
Mid-Atlantic 30%
Midwest 13%
Southern California 13%
Northern California 11%

Prentiss Properties Trust – Portfolio Summary

Geographic Breakdown of Rentable Square Feet


Southwest 36%
Mid-Atlantic 22%
Midwest 18%
Southern California 14%
Northern California 10%

Source: Equity Research & Company Filings (written as of announcement)

Greenhill

11

Precedent Transactions – Capitalization Rates

M&A Case Study – Office REIT

Brandywine Realty Trust Acquires Prentiss Properties Trust

It is estimated that the assets are being acquired for $195 per square foot

Transaction Description

- In October 2005, Brandywine Realty Trust (Brandywine) announced that it has agreed to acquire all of the shares of Prentiss Properties Trust (Prentiss) in a transaction valued at approximately $3.3 billion
- As part of the agreement, Prudential Real Estate Investors will subsequently acquire a portfolio of Prentiss assets for roughly $900 million
- Prentiss shareholders will receive $21.50 per share in cash and 0.69 Brandywine common shares for each Prentiss common share they hold, based on the closing Brandywine share price once the deal is approved
- Brandywine will acquire selected assets in Washington D.C., Southern and Northern California markets and all assets in the Austin and Dallas markets. Brandywine will also acquire related land holdings in these markets
- Prudential Real Estate Investors will acquire selected assets in Washington D.C., Southern and Northern California markets, along with all assets in the Denver market
- Brandywine will manage all of Prudential Real Estate Investors' acquired assets with the exception of the Denver assets

Implied Cap Rate Summary

Prudential Equity Group	7.0%
JP Morgan	7.0%
Legg Mason	7.0%
Citigroup	7.2%
Average	**7.1%**

Source: Equity Research & Company Filings (written as of announcement)

Greenhill

12

M&A Case Study – Office REIT GE Real Estate Acquires Arden RealtyArden Realty – Company Overview Arden Realty – Portfolio SummaryArden Realty – Portfolio SummaryGeographic Breakdown of Rentable Square Feet Geographic Breakdown of NOI In December 2005, GE Real Estate announced that it has agreed to acquire all of the shares of Arden Realty for $45.25 per share in cash in a merger transaction Including the assumption of $1.6 billion of Arden’s debt, the total transaction value is approximately $4.8 billionArden Realty (Arden) is a self-administered and self-managed real estate investment trust which owns, manages, leases, develops, renovates and acquires commmercial office properties The Company’s core markets include Los Angeles, San Diego, Orange County and Ventura County Arden’s portfolio consists of 116 properties and 192 buildings totaling 18.5 million rentable square feet as of September 30, 2005 The Company’s weighted average occupancy rate was 91.9% as of December 31, 2005 Arden divides its portfolio into the folowing four regional segments: Los Angeles (93.3% Occupied) San Diego (85.0% Occupied) Orange County (93.5% Occupied) Ventura County (94.3% Occupied) The Company has a diverse group of tenants with no single tenant accounting for more than 2% of total annualized rent The top 25 tenants represent only 10% of rents Source: Equity Research & Company Filings (written as of announcement) Precedent Transactions – Capitalization Rates LA - West29%LA - North20%LA - South13%San Diego18%Orange County17%Ventura County3%$0$3$6$9$12$15$180LA - West39%LA - North18%LA - South11%San Diego16%Orange County13%Ventura County3%$0$3$6$9$12$15$181

Precedent Transactions – Capitalization Rates

M&A Case Study – Office REIT

GE Real Estate Acquires Arden Realty

The acquisition equates to roughly $255 per square foot for the portfolio

Transaction Description

- Arden Realty has agreed to be acquired by GE Real Estate for $45.25 per share representing a 17% premium to the share price prior to the merger speculation
- The total transaction value is approximately $4.8 billion which includes $1.6 billion of Arden Realty's debt which is broken down as follows:
  - $800 million unsecured bonds
  - $384 million bank debt
  - $422 million secured mortgages
- As part of the deal, Trizec Properties will purchase about one-third of Arden's portfolio, plus some development land, for $1.6 billion, or $385 / square foot
- Trizec represented that the year-one cash yield on its purchase will be in the mid-5% range, suggesting that the lower quality assets left over for GE will be acquired at a 6.2% nominal cap rate

Implied Cap Rate Summary

Bear Stearns	5.5%
Deutsche Bank	5.5%
Green Street Advisors	6.0%
Prudential Equity Group	6.0%
Stifel Nicolaus	6.6%
Average	**5.9%**

Source: Equity Research & Company Filings (written as of announcement)

Greenhill

14

Precedent Transactions – Capitalization Rates

M&A Case Study – Office REIT

The Blackstone Group Acquires CarrAmerica

In March 2006, Blackstone announced that it has agreed to acquire all of the shares of CarrAmerica in a transaction valued at approximately $5.6 billion

CarrAmerica – Company Overview

- CarrAmerica (CRE) owns, develops, acquires and operates office properties in 12 markets across the United States
- The Company's core markets include Austin, Chicago, Dallas, Denver, Los Angeles, Orange County, Portland, Salt Lake City, San Diego, San Francisco and Washington DC
- CRE's portfolio consisted of 285 properties totaling 26.3 million square feet as of December 31, 2005
- CarrAmerica's weighted average occupancy rate was 90% as of December 31, 2005
- The Company divides its portfolio into the following four regional segments:
  - Pacific Region (53% of NOI, 55% of RSF)
  - Eastern Region (36% of NOI, 26% of RSF)
  - Central Region (6% of NOI, 11% of RSF)
  - Mountain Region (5% of NOI, 8% of RSF)
- CRE has a diverse group of tenants with no single tenant accounting for more than 5% of total annualized rent
  - The top 25 tenants represent only 35% of rents

CarrAmerica – Portfolio Summary

Geographic Breakdown of NOI



Washington DC	36%
San Francisco	32%
Southern California	15%
Seattle / Portland	7%
Denver	3%
Other	8%

CarrAmerica – Portfolio Summary

Geographic Breakdown of Rentable Square Feet



Washington DC	26%
San Francisco	28%
Southern California	15%
Seattle / Portland	12%
Denver	5%
Other	14%

Source: Equity Research & Company Filings (written as of announcement)

Greenhill

15

Precedent Transactions – Capitalization Rates

M&A Case Study – Office REIT

The Blackstone Group Acquires CarrAmerica

The acquisition equates to roughly $235 per square foot for the portfolio

Transaction Description

- In March 2006, The Blackstone Group (Blackstone) announced that it has agreed to acquire all of the shares of CarrAmerica in a transaction valued at approximately $5.6 billion
- Blackstone expects to finance the transaction with $4.25 billion of debt (76%), including some mix of commercial mortgages and real estate mezzanine loans, and $1.35 billion of equity (24%)
  - Deutsche Bank, Bank of America and Citigroup are arranging the debt financing
  - A majority of the acquisition debt is expected to be raised through commercial mortgage-backed securities
- Upon completion of the acquisition, each holder of the 7.5% Series E Cumulative Preferred Stock will receive $25 per share
- The common limited partnership interests and the outstanding common stock will be acquired for $44.75 in cash per unit
- Blackstone will assume approximately $3 billion of CarrAmerica debt in the transaction

Implied Cap Rate Summary

Bear Stearns	6.1%
Citigroup	6.0%
Merrill Lynch	6.3%
Morgan Stanley	6.7%
Prudential Equity Group	6.0%
Stifel Nicolaus	6.3%
Wachovia Securities	6.2%
Average	**6.2%**

Source: Equity Research & Company Filings (written as of announcement)

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16

M&A Case Study – Office REIT Brookfield Properties & The Blackstone Group Acquire Trizec PropertiesTrizec Properties – Company Overview Brookfield Properties – Company OverviewSource: Equity Research & Company Filings (written as of announcement) Brookfield Properties – Portfolio SummaryTrizec Properties – Portfolio SummaryIn June 2006, Brookfield Properties announced that it has agreed to team up with The Blackstone Group to acquire all of the shares of Trizec Properties and Trizec Canada for a combined equity value of $4.8 billionGeographic Breakdown of NOI Geographic Breakdown of NOI Brookfield Properties (BPO) is an owner, developer and manager of North American office properties The Company’s portfolio is comprised of 65 commercial properties totaling 47 million square feet and 10 development sites totaling 8 million square feet BPO’s landmark properties include the World Financial Center in New York City and BCE Place in Toronto, Canada As of June 5, BPO’s enterprise value totaled over $8.0 billion Trizec Properties (TRZ) is an owner and manager of office properties throughout North America The Company’s portfolio is comprised of 61 commercial properties totaling approximately 40 million square feet TZO’s landmark properties include One Alliance Center in Atlanta, The Allen and Cullen Centers in Houston, Bank of America Plaza in Los Angeles and One New York Plaza in New York As of June 5, TRZ’s enterprise value totaled over $6.5 billion Precedent Transactions – Capitalization Rates LA / San Diego29%New York18%Houston / Dallas17%Washington DC16%Atlanta8%Chicago6%Other6%$0$3$6$9$12$15$181

Precedent Transactions – Capitalization Rates

M&A Case Study – Office REIT

Brookfield Properties & The Blackstone Group Acquire Trizec Properties

The acquisition equates to roughly $251 per square foot for the portfolio

Transaction Details

- BPO will manage 18.5 million square feet of the acquired office space and Blackstone will manage 5.4 million square feet of the acquired office space
- The two parties will dispose of the remaining 12.1 million square feet of property located in Atlanta, Dallas, West Los Angeles, San Diego, Chicago, Charlotte and Minneapolis
- The joint venture will be financed with debt and $1.3 billion of equity of which Brookfield's commitment is expected at approximately $450 million which will be financed using its balance sheet
- The transaction is expected to close in Q3 or Q4 '06

Implied Cap Rate Summary

BMO Nesbitt Burns	6.0%
CIBC World Markets	6.3%
Citigroup	5.5%
Merrill Lynch	6.0%
Raymond James	6.0%
Average	**6.0%**

Source: Equity Research & Company Filings (written as of announcement)

Transaction Benefits

Expand & Solidify Market Presence

This transaction provides BPO with an entry into three new markets – Houston, Los Angeles and San Diego – and solidifies its ownership presence in the core markets of New York City and Washington DC

Operating Leverage

Based on a blended occupancy rate of 89% and rents largely below market, this transaction provides BPO with operating leverage to the continuing recovery of U.S. office fundamentals

Partnering Provides Benefits

By partnering for this transaction, BPO employs higher debt leverage, sources an attractive cost of capital and earns incremental management fees. Partnering also reduces capital commitment, effectively minimizing deal risk

Greenhill | 18

Summary of Corporate Transactions Target NOI Contribution By Geography & Price Per Square FootLA - West (39%) LA - North (18%) LA - South (11%) San Diego (16%) Orange County (13%) Ventura County (3%) LA / San Diego (29%) New York (18%) Houston / Dallas (17%) Washington D.C. (16%) Atlanta (8%) Chicago (6%) Other (6%) Washington DC (36%) San Francisco (32%) Southern California (15%) Seattle / Portland (7%) Denver (3%) Other (8%) Southwest (34%) Mid-Atlantic (30%) Midwest (13%) Southern California (13%) Northern California (11%) New Jersey (30%) Long Island (47%) Australia LPT (10%) Westchester (13%) $195 per square foot Prentiss $255 per square foot $251 per square foot $235 per square foot $229 per square foot Arden Trizec CarrAmerica Management Assets Precedent Transactions – Capitalization Rates Source: Equity Research & Company Filings Note: Prentiss geographic distribution based on breakdown of total base rent; Australian APT properties located primarily in Long Island & Westchester

Precedent Transactions – Capitalization Rates

Summary of Corporate Transactions

Cap Rates

Comparable company office sales yielded an average cap rate of 6.3%, including Prentiss, and 6.0% without Prentiss

Precedent Transactions

Management Properties



7.5%
7.0%
6.5%
6.0%
5.5%
5.0%
4.5%
4.0%
3.5%
3.0%
7.1%
6.2%
6.0%
5.9%
6.1%
Average = 6.0%
Average = 6.3%
Prentiss
Carr
Trizec
Arden
Mgmt

Source: Equity Research & Company Filings

Greenhill

20

Table of Contents Executive Summary Transaction Overview Valuation Precedent Transactions – Capitalization Rates Comparable Company Multiples Standalone Company Valuation Summary Appendix Reckson Associates Realty Corp. A. B. C. D.

Comparable Company Multiples

Comparable Company Analysis as of 08/01/06

$ millions (except per share)

Comparable suburban office companies trade at an average of 14.4x 2007E FFO

Company	Ticker	Closing Price 08/01/06	Total Return YTD	Total Equity	Total Capitalization	Annual Dividend	Dividend Yield	FFO 2007E	FFO Price / '07E FFO	Adjusted FFO 2007E	Adjusted FFO Price / '07E AFFO	Debt / GAV
CBD												
Vornado	VNO	$104.26	26.8%	$17,834	$25,694	$1.58	1.5%	$5.24	19.9x	$3.73	28.0x	26%
Boston Properties	BXP	$97.67	33.6%	$13,600	$18,660	$2.72	2.8%	$4.36	22.4x	$2.95	33.1x	27%
Brookfield Properties	BPO	$33.41	14.8%	$7,796	$13,834	$0.76	2.3%	$1.96	17.0x	$0.75	44.5x	40%
SL Green Realty	SLG	$113.91	50.7%	$6,328	$8,510	$2.40	2.1%	$5.00	22.8x	$3.39	33.6x	34%
Maguire Property	MPG	$37.03	22.4%	$1,989	$4,960	$1.60	4.3%	$2.47	15.0x	$1.45	25.5x	65%
Total / Weighted Average							2.2%		20.3x		32.2x	31%
Suburban												
Liberty Property	LRY	$46.81	12.1%	$4,399	$7,122	$2.46	5.3%	$3.28	14.3x	$2.38	19.7x	36%
Mack-Cali Realty	CLI	$48.33	16.3%	$3,760	$5,951	$2.52	5.2%	$3.56	13.6x	$2.46	19.6x	36%
Brandywine Realty	BDN	$31.58	16.2%	$2,912	$5,334	$1.76	5.6%	$2.58	12.2x	$1.57	20.1x	51%
Kilroy	KRC	$73.20	20.0%	$2,539	$3,591	$2.12	2.9%	$3.44	21.3x	$2.33	31.4x	26%
HRPT Properties	HRP	$11.80	20.1%	$2,416	$5,439	$0.84	7.1%	$1.28	9.2x	$0.71	16.6x	46%
Crescent R.E.	CEI	$19.68	5.0%	$2,452	$5,492	$1.50	7.6%	$1.69	11.6x	$1.10	17.9x	48%
Corporate Office Properties	OFC	$45.01	28.2%	$2,284	$3,814	$1.12	2.5%	$2.29	19.7x	$1.74	25.9x	36%
Highwoods Properties	HIW	$36.57	31.5%	$2,177	$2,854	$1.70	4.6%	$2.46	14.9x	$1.95	18.8x	15%
Parkway Properties	PKY	$46.14	18.2%	$654	$1,431	$2.60	5.6%	$4.04	11.4x	$2.13	21.7x	50%
Total / Weighted Average							5.2%		14.4x		21.6x	38%
Specialty												
Alexandria Real Estate Equities	ARE	$94.15	18.7%	$2,143	$3,988	$2.80	3.0%	$5.64	16.7x	$4.04	23.3x	42%
BioMed Realty Trust	BMR	$29.66	23.9%	$1,742	$2,271	$1.16	3.9%	$2.02	14.7x	$1.74	17.0x	23%
Total / Weighted Average							3.4%		15.8x		20.5x	33%
National												
Equity Office	EOP	$37.10	24.5%	$15,152	$31,114	$1.32	3.6%	$2.36	15.7x	$1.43	25.9x	50%
Total / Weighted Average							3.6%		15.7x		25.9x	50%

Source: Equity Research & Company Filings

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22

Suburban Office Company Summary Comparable Company Multiples The Standalone Company would clearly be categorized as a suburban office company There are approximately nine publicly traded REITs today that could be considered suburban office REITs Suburban office REITs trade today at a weighted average 2007 FFO multiple of 14.4x and a weighted average leverage of 38% Our view is that Reckson’s suburban office portfolio is most similar to, and would have trading characteristics most similar to, the following three suburban office REITs: Mack-Cali, Liberty and Brandywine These comparable suburban office companies trade at a FFO multiple range of 12.2x – 14.3x and carry leverage levels ranging from 36% – 51%

Table of Contents Executive Summary Transaction Overview Valuation Precedent Transactions – Capitalization Rates Comparable Company Multiples Standalone Company Valuation Summary Appendix Reckson Associates Realty Corp. A. B. C. D.

Standalone Company Standalone Company Two Scenarios Distribute $1,516 million to shareholders or $17.62 per share ($mil.) 2007 2008 2009 FFO $75.5 $92.5 $112.7 Pro Forma Leverage: 21.3% Distribute $1,961 million to shareholders or $22.81 per share ($mil.) 2007 2008 2009 FFO $59.2 $76.3 $96.5 Pro Forma Leverage: 39.1%

Standalone Company Two Scenarios Lower Leverage Case Multiple Range: 13x to 15x 2008 FFO of $92.5 million Equity Valuation Range: $1,203 to $1,388 million Debt: $272 million Enterprise Value Range: $1,475 to $1,660 million Higher Leverage Case Multiple Range: 12x to 14x 2008 FFO of $76.3 million Equity Valuation Range: $916 to $1,068 million Debt: $522 million Enterprise Value Range: $1,438 to $1,590 million Standalone Company

Standalone Company – Merger Premium Two Scenarios Lower Leverage Case Multiple Range: 13x to 15x 2008 FFO of $92.5 million Equity Valuation Range: $1,203 to $1,388 million Equity Valuation Range @20% Premium: $1,444 to $1,666 Debt: $272 million Enterprise Value Range: $1,716 to $1,938 million Higher Leverage Case Multiple Range: 12x to 14x 2008 FFO of $76.3 million Equity Valuation Range: $916 to $1,068 million Equity Valuation Range @ 20% Premium: $1,099 to $1,282 Debt: $522 million Enterprise Value Range: $1,621 to $1,804 million Standalone Company

Table of Contents Executive Summary Transaction Overview Valuation Precedent Transactions – Capitalization Rates Standalone Company Comparable Company Multiples Valuation Summary Appendix Reckson Associates Realty Corp. A. B. C. D.

Valuation Summary

Valuation Summary


Management Bid
$2,109
Standalone Company - Low Leverage
$1,475
$1,660
Standalone Company - High Leverage
$1,438
$1,590
Standalone w/ Merger Premium- Low Leverage
$1,716
$1,938
Standalone w/ Merger Premium - High Leverage
$1,621
$1,804
Average Cap Rate
Precedent Transaction Capitalization Rates (1)
$1,845
$2,172
$1,200
$1,600
$2,000
$2,400

(1) Based on capitalization rate range of 5.9% to 7.1% using 2007E NOI; Precedents are Arden, Carr, Prentiss and Trizec; $234 million of land and other asset value in Management Assets is added to capitalized operating property values

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Table of Contents Executive Summary Transaction Overview Valuation Precedent Transactions – Capitalization Rates Standalone Company Comparable Company Multiples Valuation Summary Appendix Reckson Associates Realty Corp. A. B. C. D.

Appendix

Comparable Company Analysis

CBD Office – Company Descriptions

Company	Ticker	Description
Boston Properties	BXP	Boston Properties engages in the ownership, management, and development of office properties primarily located in four markets: Boston, Washington, D.C., midtown Manhattan, and San Francisco. As of December 31, 2005, the Company's portfolio consisted of 121 properties comprising approximately 42.0 million square feet, including three properties under construction and one expansion project.
Brookfield Properties	BPO	Brookfield Properties Corporation engages in the ownership, development, and management of premier commercial properties. Its commercial property portfolio is focused in seven North American cities, including New York, Boston, Washington, D.C., Toronto, Calgary, Denver, and Minneapolis. In addition the company operates a development business that includes commercial development sites in Toronto and Manhattan. Additionally, it owns a land development and housing operation. The portfolio comprises 66 commercial properties totaling 48 million square feet.
Maquire Property	MPG	Maguire Properties engages in the ownership, management, acquisition, and development of office and properties primarily in California. The portfolio comprises 22 office and retail projects covering approximately 5 million square feet, one hotel and various parking lots and garages.
SL Green Realty	SLG	SL Green engages in the ownership, management, acquisition, leasing, and repositioning of commercial office properties in Manhattan. As of December 31, 2005, the Company owned 28 office properties totaling 18.2 million square feet.
Vornado	VNO	Vornado Realty owns 111 office properties aggregating approximately 30.7 million square feet in the New York City metropolitan area, as well as in the Washington D.C. and Northern Virginia area; 111 retail properties in 9 states and Puerto Rico aggregating approximately 16.2 million square feet; and 10 properties in 6 states approximately 9.5 million square feet of showroom and office space. In addition, the company owned 47.6% interest in Americold Realty Trust, which owned and operated 85 cold storage warehouses; 32.95% interest in Toys "R" Us, Inc, and various other investments and marketable securities. The company also offers mezzanine loans to real estate related companies. In aggregate, the company owns and/or manages approximately 735 properties containing 87 million square feet.

Source: Equity Research & Company Filings

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Appendix

Comparable Company Analysis

Suburban Office – Company Descriptions

Company	Ticker	Description
Brandywine Realty	BDN	Brandywine Realty Trust engages in the acquisition, development, redevelopment, management, and leasing of office and industrial properties. The company owns properties in Philadelphia, New Jersey and Richmond, Virginia. Brandywine owns 227 office properties, 23 industrial facilities and one mixed-use property containing an aggregate of approximately 19.6 million net rentable square feet.
Corporate Office Properties	OFC	Corporate Office Properties Trust engages in the ownership, management, leasing, acquisition, and development of suburban office properties. Corporate Office Properties Trust has a joint venture with Opportunity Invest LLC to acquire warehouse properties primarily within Greater Washington DC submarkets that would be redeveloped into Class A office space. The Company currently owns 184 office properties totaling 14.6 million rentable square feet, which includes 18 properties totaling 885,000 square feet held through joint ventures.
Crescent R.E.	CEI	Crescent Real Estate Equities through its subsidiaries and joint ventures, owns and manages a portfolio of premier office buildings with concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. The company also invests in resorts and spas, business-class hotels, and upscale residential developments. Crescent owns and manages a portfolio of 75 premier office buildings totaling 31 million square feet.
Highwoods Properties	HIW	Highwoods Properties engages in the ownership and operation of suburban office, and industrial and retail properties. Highwood's properties and development land is located in Raleigh, Atlanta, Tampa, Kansas City, Nashville, Piedmont, Richmond, Memphis, Charlotte, Greenville, Columbia and Orlando. The Company owns or has an interest in 447 properties covering approximately 37 million square feet.
HRPT Properties	HRP	HRPT Properties engages in the ownership and operation of real estate, including office buildings and leased industrial land. HRP owns 442 properties with 55.0 million square feet, including almost 18 million square feet.

Source: Equity Research & Company Filings

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Appendix

Comparable Company Analysis

Suburban Office – Company Descriptions (continued)

Company	Ticker	Description
Kilroy	KRC	Kilroy Realty engages in the ownership, operation, development, and acquisition of Class A suburban office and industrial real estate in suburban submarkets, primarily in southern California. As of December 31, 2005, the company's portfolio of properties comprised 86 office buildings and 47 industrial buildings encompassing an aggregate of approximately 7.9 million and 4.6 million rentable square feet, respectively. In addition, it owned approximately 69.5 acres of undeveloped land, as of the above date.
Liberty Property	LRY	Liberty Property provides leasing, property management, development, acquisition, and other tenant-related services for a portfolio of industrial and office properties. The trust's industrial properties consist of various warehouse, distribution, service, assembly, light manufacturing, and research and development facilities. Properties are located primarily in the Mid-Atlantic, southeastern and midwestern United States. Liberty's 64-million-square-foot portfolio includes more than 700 properties.
Mack-Cali Realty	CLI	Mack-Cali Realty engages in the leasing, management, acquisition, development, and construction of commercial real estate properties. As of December 21, 2005, the company owned or had interests in 270 properties, primarily office and office/flex buildings, totaling approximately 30.0 million square feet, and developable land. Its properties also include industrial/warehouse buildings, retail properties, a hotel, and parcels of land leased. Mack-Cali Realty has properties in seven states, primarily in the northeastern United States, as well as in the District of Columbia.
Parkway Properties	PKY	Parkway Properties engages in the operation, acquisition, ownership, management, and leasing of office properties. It operates and invests principally in office properties in the southeastern and southwestern United States and Chicago. Tenants encompass various industries, including government agencies, banking, professional services, energy, financial services, and telecommunications. Parkway owns or has an interest in 66 office properties located in 11 states covering approximately 12.2 million rentable square feet.

Source: Equity Research & Company Filings

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Appendix

Comparable Company Analysis

National & Specialty Office – Company Descriptions

Company	Ticker	Description
Alexandria Real Estate Equities	ARE	Alexandria Real Estate Equities engages primarily in the ownership, operation, management, acquisition, expansion, and development and redevelopment of properties, which consist of a combination of office and laboratory space. The company's properties are designed and improved for lease primarily to pharmaceutical, biotechnology, life science product and service companies, universities, and related government agencies. The portfolio consists of 136 properties comprising approximately 8.9 million square feet.
BioMed Realty Trust	BMR	BioMed Realty Trust engages in acquiring, developing, owning, leasing, and managing laboratory and office space for the life science industry. The company serves biotechnology and pharmaceutical companies, scientific research institutions, government agencies, and other entities involved in the life science industry. Properties are located in San Diego, San Francisco, Seattle, Maryland, Pennsylvania, and New York. At December 31, 2005, the portfolio consisted of 39 properties, which included 62 buildings with an aggregate of approximately 4.8 million rentable square feet.
Equity Office Properties	EOP	Equity Office Properties engages in the ownership and operation of office properties. The trust owns substantially all of its assets and conducts its operations through EOP Operating Limited Partnership, which principally engages in owning, managing, leasing, acquiring, and developing office properties. The total office portfolio consists of 623 buildings comprising 111.2 million square feet.

Source: Equity Research & Company Filings

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